EXHIBIT 99.2

           Optimal Robotics Corp. Announces Share Repurchase Program.

Montreal, Quebec (February 26, 2002) - Optimal Robotics Corp. (Nasdaq:OPMR) today announced that its Board of Directors has approved a share repurchase program, authorizing the Corporation to purchase up to 750,000 (or approximately 4.8%) of the 15,471,335 Class "A" shares outstanding as at February 26, 2002. By making such purchases, the number of Class "A" shares in circulation will be reduced and the proportionate share interest of all remaining holders of Class "A" shares will be increased on a pro rata basis.

Holden L. Ostrin, Optimal's Co-Chairman, said, "Our strong balance sheet and cash position provide us with an opportunity to bolster shareholder value, without any impact on Optimal's plans. This action reflects our confidence in Optimal's long-term performance and prospects."

Optimal may purchase the Class "A" shares on the open market through the facilities of the Nasdaq National Market from time to time over the course of 12 months commencing March 5, 2002 and ending on March 4, 2003. The number of shares to be purchased and the timing of purchases will be based on several factors, including the price of Optimal's shares, management's evaluation of market and economic conditions and other factors. All shares purchased under the share repurchase program will be cancelled.

Optimal Robotics Corp. is the leading provider of self-checkout systems to retailers in North America. The Company's principal product is U-Scan, an automated self-checkout system that enables shoppers to scan, bag and pay for their purchases with limited or no assistance from store personnel. U-Scan, which processed over 350 million shopper transactions in 2001, is designed to reduce retailer checkout costs and increase shoppers' convenience.